UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

UNITY ONE CAPITAL INCORPORATED
(Exact name of Registrant as specified in its Charter)

Nevada	26-3913239
(State or Other Jurisdictional of	(I.R.S. Employee
Incorporation or Organization)	Identification No.)

Room 2101, Silver Tower, No. 933
West Zhongshan Road
Shanghai, China  200051
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code:  (86) (21-51113112)

 Copies to:
Gustavo J. Cruz, Jr.
Davis Wright Tremaine LLP
Suite 2300
1300 SW Fifth Avenue
Portland, OR 97201-5630

Mark Fumia
Davis Wright Tremaine LLP
505 Montgomery Street
Suite 800
San Francisco, CA  94111-6533

Securities to be registered under Section 12 (b) of the Act

Title of Each Class to be so registered	Name of Each Exchange on Which Each Class is to be Registered
None.	None.

Securities to be registered under Section 12(g) of the Act

Common Stock, Par Value $0.0001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

FILED MAY 28, 2009

EX-3(i): AMENDED AND RESTATED ARTICLES OF INCORPORATION
EX-3(ii): AMENDED AND RESTATED BYLAWS
EX-10.1: MANAGEMENT SERVICE AGREEMENT
EX-10.2: SUPPLEMENT AGREEMENT TO MANAGEMENT SERVICE AGREEMENT
EX-10.3: DEED
EX-21.1: SUBSIDIARIES OF UNITY ONE CAPITAL INCORPORATED
EX-23.1: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXPLANATORY NOTE

Unity One Capital Incorporated (the “Company” or “Unity One”) is filing this General Form for Registration of Securities on Form 10 on a voluntary basis, pursuant to section 12 (g) of the Securities Exchange Act of 1934 (The “Exchange Act”), in order to ensure that public information is readily accessible to all stockholders and potential investors, and to increase the Company’s access to financial markets. In the event the Company’s obligation to file periodic reports is suspended pursuant to the Exchange Act, the Company anticipates that it will continue to voluntarily file such reports.

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”) we have elected to comply throughout this registration statement with the scaled disclosure requirements applicable to “smaller reporting companies.”

SPECIAL NOTE REGARDING PROJECTIONS AND FORWARD LOOKING STATEMENTS

This General Form for Registration of Securities on Form 10 contains statements that are forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, and beliefs, such as “anticipate,” “expect,” “intend,” “plan,” “will,” “believe” and similar language. These statements involve known and unknown risks, including those resulting from economic and market conditions, the regulatory environment in which we operate, competitive activities, and other business conditions, and are subject to uncertainties and assumptions set forth elsewhere in this Form 10. Our actual results may differ materially from results anticipated in these forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved.  Important factors that could cause actual performance or results to differ materially from those expressed in, or implied by, forward-looking statements include, but are not limited to: (i) industry competition, conditions, performance and consolidation, (ii) legislative and/or regulatory developments, (iii) our ability to grow our business through the acquisition of complimentary businesses, (iv) risks associated with acquisition and the integration of assets or businesses we intend to acquire, (v) the effects of adverse general economics conditions, both within the United Stated and globally, (vi) success in retaining or recruiting officers, directors and employees, (vii) potential inability to obtain additional financing, particularly in light of the current liquidity crisis occurring in the United States and globally, and (viii) other factors described under “Risk Factors” below.

Forward looking statement speak only as of the date the statements are made.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.  If we update one of more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

PART 1

ITEM 1

BUSINESS

Unity One was incorporated on December 20, 2005, in accordance with the laws of the state of Nevada.  The Company has not been subject to any bankruptcy, receivership or similar proceeding, since its inception.

As of November 30, 2008, the Company was primarily in the business of providing financial information services.   As of November 30, 2008, the Company’s three primary assets consisted of ownership of equity securities in Microfinanz Asia Inc., Mega Pacific Capital Inc. and Domain Extremes Inc. (collectively, the “Assets”). However, the value of the ownership in Microfinanz Asia, Inc. and Domain Extremes Inc. was written off to zero in the year ended December 31, 2006. On November 30, 2008, in furtherance of its strategic shift from financial information services to the education management business, the Company divested itself of the Assets through a distribution of the securities of such companies on a pro rata basis to the Company’s current shareholders. On February 15, 2009, the Company completed the distribution. As of the date of this amended Form 10, the Company had completed a total shift in strategy and operations to the education management business in the People’s Republic of China (“China” or “PRC”).

The Company’s previous strategy to acquire either majority or minority interests in several financial information services businesses was unsuccessful. Through the year ended December 31, 2007, the Company recorded only approximately $12,000 in revenue in each of two years of operation. As such, the divestiture of the Assets was immaterial to the operations of the Company.  Management elected to use the Company to provide education management services, as opposed to a newly formed entity, because of the potential access to US capital markets, as well as the trading activity which may result from having a relatively large number of existing shareholders.

On November 25, 2008, the Company entered into a Deed (the “Deed”) with Canadian Learning Systems Corporation (“CLSC”) and certain investors identified therein (collectively referred to herein as the “Investors”). (The Deed was drafted under Hong Kong law, and functions more like a stock purchase agreement under US law than a “deed” to convey real property).  Pursuant to the Deed, the Company agreed to, among other things, acquire all of the issued and outstanding shares of CLSC from certain of the Investors in exchange for shares of Common Stock of the Company.  The acquisition of CLSC was completed on December 1, 2008.  CLSC is in the business of providing education management services. As of the date of the filing of this Form 10, CLSC provides education management services only to Sino-Canada High School (“SCHS”), a fully certified Canadian Offshore High School located in Wujiang, Suzhou, Jiangsu province in China.

The Company intends to continue the business of CLSC through an exclusive management service agreement entered into between CLSC and SCHS, dated January 1, 2008 (the “Management Service Agreement”). CLSC, provides exclusive education management services to SCHS, including among other things (a) coordinating with the assigned supervisor from the Ministry of Education in British Columbia, Canada, (b) interviewing foreign teachers for SCHS, (c) applying for an annual renewal from the Ministry of Education of Canada to offer a Canadian high school education in China, and (d) applying to the Ministry of Education in British Columbia, Canada in order to award a diploma to SCHS’s graduating students. The Management Service Agreement is typically renewed at the beginning of each calendar year.  The Management Service Agreement for 2009 is currently under negotiation and is anticipated to be renewed by May 2009. CLSC’s business is solely dependent on the business of SCHS, and its revenue has been solely derived from the management fee charged to SCHS since January 1, 2007.

After closing of the transactions described in the Deed, the Company’s competitors will primarily be other dual diploma/curriculum high school education providers in China.  These firms typically utilize one of three alternative business models for Sino-foreign cooperative high school education: 1) a Chinese high school education, combined with additional foreign curriculum instruction (targeted only to Chinese students), 2) an exclusively foreign curriculum resulting in a foreign diploma upon graduation (targeted to international students), and 3) a combined Chinese and foreign curriculum, with the opportunity to take the Chinese college entrance exam, as well as to study abroad after graduation (this model is targeted to both Chinese and international students). SCHS adopted the third business model, and places no restriction on enrollment of students from different countries. SCHS students are not required to take an English language test (i.e. TOEFL, IELTS, or other foreign university preperatory course) while applying to attend foreign universities. Also, the tuition fee for SCHS is about 50% less than the comparable foreign schools.  In the past several years, 100% of SCHS graduates have been admitted by European and North America universities, with some entering top foreign universities.

Sino-foreign cooperative high school education in China is currently at an early stage of development. Due to various barriers to entry, most competitors consist of trial-classes offered by a domestic high school through cooperation with foreign schools. Currently, there are a limited number of independent Sino-foreign cooperative education providers for grades 10 through 12 in China, and thus the competition for SCHS is limited. The potential demand for this type of education is very high, given the demographic trends and economic growth in China.

According to the Ministry of Education in China, approximately six million students attended private high schools in 2006, which was more than double the number in 2002. The statistics showed strong growth in the last several years in private high school enrollment, and Sino-foreign cooperative high schools are considered private high schools for statistical purposes. The market for Sino-foreign cooperative high school education is still at an early development stage, so there are no public statistics available for this market segment. In recent years, more Chinese families have been willing to send their children to study abroad, and there is a trend toward foreign education after grade 12. This reflects rapid economic growth in China and high demand for graduates with international backgrounds.  Also, Chinese cultural traditions favor investment in education. Sino-foreign cooperative high schools benefit from these trends, and according to the Ministry of Education of the PRC, exposure to western education in China helps their graduates better adapt to western culture when they pursue foreign studies.

In China, when students graduate from secondary schools (grade 9), they have two educational options: (a) high schools or (b) middle vocational schools. In 2005, there were 21 million secondary school graduates, of which 8.8 million attended high schools and 6.6 million attended middle vocational schools. In 2005, there were approximately 16 million middle vocational school students in China. The Chinese government is promoting vocational schools over colleges, and believes that more vocational graduates will benefit the development of China’s economy. All levels of government are required to accelerate the development of vocational education.  According to the Ministry of Education of the PRC, the Chinese government’s goals are to recruit 8 million middle vocational students, equal to the number of high school students, and to have more high vocational students than college students by 2010.

SCHS expects to expand its market share by copying its business model in other cities in China, mainly in east China and south China where rapid economic growth should lead to increased demand for international education.  The Company will also look for acquisition opportunities in this industry. In the interim, SCHS will extend its education services to the vocational and training segments through use of its current teaching and faculty resources.

There are no existing domestic or international governmental regulations on the business and services of Unity One and CLSC.

To its knowledge, SCHS has obtained all required licenses and approvals from the Chinese government necessary to provide high school education in China. Management has evaluated the series of contractual arrangements among the Company, SCHS and SCHS’ shareholder and concluded that SCHS fulfills the below mentioned criteria of a Variable Interest Entity under FIN 46R.

According to FIN 46R, Consolidation of Variable Interest Entities, consolidation by business enterprises of VIEs have one or more of the following characteristics: 1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders; 2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: (i) the direct of indirect ability to make decisions about the entity’s activities through voting rights or similar rights; (ii) the obligation to absorb the expected losses of the entity; and (iii) the right to receive the expected residual returns of the entity; and 3) the equity investors have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.

As the primary beneficiary of the VIE, the Company is entitled to consolidate the financial results of the VIE in its own consolidated financial statements under FIN 46R.  Also, by using the VIE arrangement; the Company believes it may continue to rely on existing regulatory approvals held by SCHS.

Neither Unity One nor CLSC has any intellectual property.  Unity One and CLSC have not conducted research and development activities in the last two fiscal years.

As of November 30, 2008, the Company had two (2) employees, both of whom were part-time and based in Hong Kong, China. The Company expects to hire more full-time employees in the near future, as it becomes more active in the education management business.

ITEM 1A

RISK FACTORS

Business Entirely Dependent on the Business of SCHS

Presently, the Company only provides education management services to SCHS.  As a result, the Company’s success is entirely dependent upon the viability of SCHS’s business. Certain factors which may adversely impact SCHS’s business will adversely impact the Company’s business.

Opening additional new schools and growing our student programs could be difficult for us

Our business model anticipates opening new schools in the future. Establishing new schools poses unique challenges and requires us to make investments in management, capital expenditures, marketing expenses and other resources. When opening a new school, we are required to obtain appropriate regulatory approvals.  Our failure to effectively manage the operations of newly established schools or service areas, to obtain necessary regulatory approvals with respect to new school acquisitions or openings or any diversion of management’s attention from our core school operating activities, could harm our business.

Our success depends, in part, on the effectiveness of our marketing and advertising programs in recruiting new students

In order to maintain and increase our revenues and margins, we must continue to attract new students in a cost-effective manner. Over the last fiscal year, we have increased the amounts spent on marketing and advertising, and we anticipate this trend to continue. If we are unable to successfully advertise and market our schools and programs, our ability to attract and enroll new students could be adversely impacted and, consequently, our financial performance could suffer.

Our success depends upon our ability to recruit and retain key personnel

Our success also depends, in large part, upon our ability to attract and retain highly qualified faculty, school presidents and administrators and corporate management. We may have difficulty locating and hiring qualified personnel, and retaining such personnel once hired. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could cause our business to suffer.

Senior management has limited educational market experience

With the exception of Ross Yuan, Director and Chairman of the Board, the senior management of the Company has limited experience operating educational institutions. The success of the Company will depend on growing its management team with the addition of experienced team members in the area of vocational and other education institution management.

Competitors with greater resources could harm our business

The education market in China is highly fragmented and competitive. Our schools compete for students with traditional public and other private schools, including those that offer online learning programs.  Some of our competitors in both the public and private sectors also have substantially greater financial and other resources than we do.

Failure to effectively manage our growth could harm our business

We expect our business to grow rapidly. Our rapid growth may place a strain on our management, operations, employees, or resources. As our growth rate accelerates, we may not be able to effectively manage our expanding operations, or achieve planned growth on a timely or profitable basis. If we are unable to manage our growth effectively, we may experience operating inefficiencies, and our net income may be materially adversely affected.

Failure to integrate acquired schools could harm our business

From time to time, we engage in evaluations of, and discussions with, possible acquisition candidates. We may not continue to be able to identify suitable acquisition opportunities or to acquire any such schools on favorable terms. Additionally, we may not be able to successfully integrate any acquired schools into our operations profitably. Continued growth through acquisition may also subject us to unanticipated business or regulatory uncertainties, barriers or liabilities. Acquired schools may not enhance our business and, if we do not successfully address associated risks and uncertainties, may ultimately have a material adverse effect on our growth and ability to compete.

We may be unable to operate one or more of our schools due to a natural disaster

Our schools may be unable to operate for an extended period of time in the event of a hurricane, earthquake or other natural disaster which does substantial damage to the area in which a school is located. The failure of one or more of our schools to operate for a substantial period of time could have a material adverse effect on our results of operations.

If our schools do not maintain their authorizations and accreditations, they may lose the ability to award dual diplomas to their students

A school that grants dual diplomas must be accredited by the applicable jurisdictions.  The failure by one or more of our schools to maintain appropriate authorizations and accreditations could have a material adverse effect on our business.

No Dividends Anticipated

The Company expects to use excess cash flow, if any, for reinvestment in its operations, and it will not pay dividends on its Common Stock in the foreseeable future.

Need for Additional Financing

The Company anticipates that it will be required to raise additional capital in the form of debt or equity financing in order to continue and expand its operations as planned. Although the Company will actively seek to raise capital, there is no assurance that the Company will receive investments or that the Company will have sufficient funds to conduct its operations as planned. The inability of the Company to attract additional investments or loans may have a negative impact on the Company’s ability to expand or may result in missed opportunities for the Company.

Shares Available for Resale

A portion of the Company’s currently outstanding Common Stock is held by officers and directors of the Company, or by certain related persons. These shares have not been registered under the Securities Act, and are “restricted securities” and if the shares become registered, will be subject to Rule 144 of the Securities Act. In general, under Rule 144, a person (or persons who agree to act in concert) who owns “restricted securities” or who is an “affiliate” of the Company, after holding such securities for a period of one year, will be able to sell within any three-month period a number of shares equal to the greater of (i) 1% of the number of outstanding shares of common stock of the Company, or (ii) the average weekly reported trading volume of the shares of Common Stock for the four weeks preceding such sale. A person who was but is no longer an affiliate for three months prior to the sale may, after holding “restricted securities” for two years, sell such securities without being subject to the foregoing volume limitation. Sales of a substantial number of such shares of the Company’s Common Stock pursuant to Rule 144 could have an adverse effect on the price of the Company’s Common Stock should a public market develop.

Government Regulations and Legal Uncertainty

Substantially all of the Company’s business operations are conducted in China. Accordingly, the Company’s results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. The Chinese government exercises significant control over China’s economic growth through the allocation of resources, control of payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Thus, the actions and future actions and policies of the Chinese government could materially affect the Company’s access to capital and its ability to operate the business.

Indemnification of Directors and Officers

The Company’s Articles of Incorporation contains a provision eliminating the personal liability of officers and directors to the extent allowed under the law of the State of Nevada. Under such provision, a stockholder may only prosecute an action against an officer and/or a director if he can show acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the unlawful payment of distributions.

No Active Trading Market

There can be no assurance that an active trading market for the Company’s Common Stock will be established or maintained, and the stock price may be volatile.

Although the Company believes its common stock will be approved for inclusion on the OTC Bulletin Board, there can be no assurance that an active trading market for the Company’s common stock will be established or maintained. The prices at which the Company’s common stock trades will be determined by the marketplace and could be subject to significant fluctuations in response to many factors, including, among other things, variations in the Company’s quarterly operating results, changing economic conditions in industries in which the Company participates and changes in government regulations. In addition, the general stock market has in recent years experienced significant price fluctuations, often unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, may adversely affect the market price of the Company’s common stock.

A continuation or worsening of global financial and economic conditions could adversely impact our ability to continue our current operations or acquire new businesses

The recent global financial and credit market disruptions have reduced the availability of liquidity and credit generally necessary to fund expansion of global economic activity. The shortage of liquidity and credit, combined with recent substantial reductions in asset values, could lead to an extended worldwide economic recession. Current conditions have made, and will likely continue to make, it difficult to obtain new funding for our operating and capital needs, if required, from the credit and capital markets. In particular, the cost of raising money in the debt and equity capital markets has increased, while the availability of funds from those markets has diminished. Also, as a result of concern about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining funding from the credit markets has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards and reduced and, in some cases, ceased to provide funding to borrowers.

Due to these factors, we cannot be certain that funding for our operating or capital needs will be available from the credit and capital markets if needed and to the extent required, or on acceptable terms. If funding is not available when needed, or is available only on unacceptable terms, we may be unable to fund operations or to acquire any new businesses through the use of debt or other similar types of financing, any of which could have a material adverse effect on our revenues, financial position and results of operations.

We will incur increased costs as a result of becoming a reporting company

Following the effectiveness of this Registration Statement, we will be a Securities and Exchange Commission (“SEC”) reporting company required to comply with the rules and regulations of the Exchange Act . Prior to this time, we have not filed reports with the SEC and had no history operating as a reporting company. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company under the Exchange Act , we will be required to file periodic and current reports, proxy statements and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations.

We have incurred, and expect to continue to incur, increased general and administrative expenses once we are a reporting company. We also believe that compliance with the myriad rules and regulations applicable to reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

Our auditors have expressed substantial doubt as to our ability to continue as a “going concern”

The auditors’ report for our consolidated financial statements for the year ended December 31, 2007 state that we have suffered recurring losses from operations and have incurred significant accumulated deficits, thereby raising substantial doubt about our ability to continue as a going concern.  Further, our auditors indicate that additional working capital is critical to the company’s survival, and there can be no assurance that the Company will be successful in raising such capital.  A “going-concern” opinion indicates that although there is substantial doubt, the financial statements have been prepared on a going-concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result form the outcome of this uncertainty.

The sale of unregistered securities by the Company may give rise to liability

The Company made a number of sales of unregistered securities over the last three years (see “Recent Sales of Unregistered Securities” below), and believes that those sales were exempt from registration under the Securities Act and applicable state securities laws pursuant to Regulation S or Section 4(2).  However, some of the issuances may not have complied with the Securities Act and state securities laws, because those transactions were not registered and the Company did not take affirmative steps to insure that appropriate exemptions from registration or qualification were available.  Therefore, to the extent that the Company did not comply with the applicable securities laws, the Company may have liability to the purchasers under the securities laws.  If the purchasers were successful in bringing claims for rescission or other relief against the Company, the Company could incur significant legal expense in defending such actions, as well as damages if the claims were successful.  Any such expenses and damages would reduce the amount of working capital available to fund the Company’s ongoing operations and plans for growth, and have a material adverse effect upon its business.  In addition, any such claims could make it more difficult for the Company to attract additional investment or loans in the future.  Finally, the Securities and Exchange Commission and state securities regulators may also seek administrative or judicial relief for failure to comply with the securities laws, and any such actions may also have a material adverse effect upon the Company and its business.

ITEM 2

FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this Form 10. In addition to historical information, the discussion in this report contains forward looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under “Item 1 A, Risk Factors” and elsewhere in this Form 10.

The Company has limited operations and revenues. The Company’s current business plan is to move away from the financial information services business, and enter into the education management business in China though the acquisition of CLSC having service agreement with SCHS. Going forward, the Company will seek opportunities to acquire other operations in this industry.

Pursuant to the Deed, on December 1, 2008, the Company completed the acquisition of all of the issued and outstanding shares of CLSC.  Management has evaluated the series of contractual arrangements among the Company, SCHS and SCHS’ shareholder and concluded that SCHS fulfills the criteria of a Variable Interest Entity under FIN 46R as described in Item 1.

In the short term, the Company expects to increase new enrollments each year, which will necessitate increased marketing and other expenses.  Also, the Company will incur additional legal, accounting and personnel expenses associated with becoming a public company.  These increased expenses may limit the Company’s ability to grow its business. In the long term, the Company will either establish new schools, or use acquisitions to achieve rapid growth.  To achieve these goals, the Company will need additional financing through either debt or equity, and the financing may not be available at acceptable terms. The failure to secure additional financing when needed could have material adverse effect on the continued growth of the Company’s business.

Beginning on January 1, 2007, CLSC began to provide education management services to SCHS on an exclusive basis. The services provided by CLSC include, among other things (a) coordinating with the assigned supervisor from the Ministry of Education from, British Columbia, Canada, (b) interviewing foreign teachers for SCHS, (c) applying for annual renewal from the Ministry of Education of Canada to offer a Canadian high school education in China, and (d) applying with the Ministry of Education, British Columbia, Canada in order to award diplomas to SCHS’s graduating students. CLSC will continue to provide such services to SCHS for the foreseeable future.

SCHS is a fully certified Canadian Offshore High School and located in Wujiang, Suzhou, Jiangsu province in China. It provides a dual diploma and dual curriculum, which satisfies both Canadian and Chinese educational requirements, to both Chinese and international students living in China. SCHS currently has over 660 students on campus and over 140 members of its faculty.

Fiscal Year 2008 Compared to Fiscal Year 2007

Results of Operations

Our operations for the fiscal year ended December 31, 2008 consisted of the operations of Mega Pacific Capital, Inc. and CLSC, the Company’s wholly owned subsidiaries, while our operations for the fiscal year ended December 31, 2007 consisted of the operations of Mega Pacific Capital, Inc. only. The consolidated financial statements represent the consolidated financial statements of Mega Pacific Capital, Inc. and CLSC with the Company for the fiscal year ended December 31, 2008, and the consolidated financial statements of Mega Pacific Capital, Inc. with the Company for the fiscal year ended December 31, 2007.

Operating Revenue:

For the fiscal years ended December 31, 2008 and 2007, the Company’s operating revenue was $106,386 and $420 respectively. The significant increase in fiscal 2008 compared to fiscal 2007 was mainly due to addition of the education management services business. In fiscal 2008, revenue from education management services and financial information services accounted for 100% and 0% of total revenue, respectively. In fiscal 2007, 100% of revenue was derived from the financial information services business.

General and administrative expenses:

For the fiscal year ended December 31, 2008, the Company’s general and administrative expenses were $58,285  compared to $27,550 for the same period in 2007, an increase of $30,735 or 112%. The increased general and administrative expenses were mainly caused by the increased legal and professional fees in fiscal 2008.

Income (Loss) from Continuing Operations:

The Company’s income from continuing operations for the fiscal year ended December 31, 2008 was $48,469, compared to a loss of $27,173 for the same period of 2007. The significant increase in the income from continuing operations in 2008 was mainly due to increased revenue in 2008.

Income tax:

The Company incurred net losses during the fiscal years ended December 31, 2008 and December 31, 2007 on its US operations. As a result, no income tax was paid during these periods.

Liquidity and Capital Resources:

As shown in our accompanying consolidated financial statements, the Company had a net income of $2,669,233 for the fiscal year ended December 31, 2008, as compared to a net loss of $54,610 for the same period in 2007.

As disclosed above, the Company entered into the Deed with CLSC and other parties in order to move into the education management business in China. This change will likely increase the demands on our capital resources in the near future.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

The Company has taken steps to restructure and provide the necessary capital to continue its operations. These steps include: 1) securing growth opportunities through acquisitions and mergers with profitable education businesses; 2) disposal of unprofitable and underperforming operations; 3) raising additional capital; and 4) implementation of cost and expense control measures.

The Company intends to complete a private placement with individual or institutional investors within the next few months.  The Company has divested itself of certain underperforming assets, and has focused its operations on the education business. The Company’s cash requirements for the next twelve months will primarily support its working capital needs, investment in fixed assets, acquisitions and/or investment in new schools.

The Company’s current management has implemented a plan to carefully control and monitor the cost and expense of each division.  The Company expects this plan to yield reduced expenses in the next school year.

Operating activities:

During the fiscal year ended December 31, 2008, net cash used in operating activities was $92,177, compared to $31,261 net cash used in operating activities in fiscal year ended December 31, 2007.

Investing activities:

During the fiscal year ended December 31, 2008, cash provided in investing activities was $4,662, compared to zero cash used or provided in investing activities in fiscal year ended December 31, 2007.

Financing activities:

During the fiscal year ended December 31, 2008, net cash used in financing activities was $29,739, compared to $31,261 net cash provided in financing activities in fiscal year ended December 31, 2007.

Research and Development

The Company has no ongoing research and development efforts.

Off-Balance Sheet Arrangements

During the fiscal years ended December 31, 2008 and December 31, 2007, the Company did not engage in any off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC's Regulation S-K.

Pro Forma Financial Statement

On December 1, 2008, the Company completed the acquisition of all the issued and outstanding shares of CLSC. Management has evaluated the series of contractual arrangements among the Company, SCHS and SCHS’ shareholder and concluded that SCHS fulfills the criteria of a Variable Interest Entity under FIN 46R as described in Item 1.

Results of Operations

The condensed pro forma financial statements set forth below represent the consolidated financial statements of Mega Pacific Capital, Inc., CLSC, and SCHS with the Company. The pro forma balance sheet below shows the combined operations of the entities as of December 31, 2008, and the pro forma statements of income reflects the combined operations of the entities for the fiscal year ended December 31, 2008 and 2007. The accompanying pro forma consolidated balance sheet and statements of income present the accounts of the Company, Mega Pacific, CLSC and SCHS as if the acquisition of CLSC and SCHS by the Company occurred on December 31, 2007. The accounting for the acquisition was purchase method.

The following adjustments would be required for a pro forma consolidated balance sheet and statements of income:

a.           Eliminate inter-company transactions;

b.           Eliminate goodwill for the acquisition of CLSC;

c.           Eliminate the effects of foreign exchange transactions and adjustments;

d.           Eliminate the SCHS (VIE) equity to non-controlling interest.

UNITY ONE CAPITAL INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2008
(UNAUDITED)

ASSETS

	Unity One Capital Inc.	Canadian Learning Systems Corporation	Sino-Canada High School	Pro Forma Adjustments		Pro Forma Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$-	$6,515	$46,887	$-		$53,402
Advance to suppliers	-	-	54,598	-		54,598
Accounts receivable	-	3,045,717	-	(3,045,717)	a	-
Other receivable, net	-	-	2,218	-		2,218
Investment - CLSC	280,670	-	-	(280,670)	b	-
Prepaid expenses	1,485			-		1,485
Due from related party	-	25,229	2,642,283	(25,229)	a	2,642,283
Current assets of entity disposed off	15,350	-	-	-		15,350
TOTAL CURRENT ASSETS	297,505	3,077,461	2,745,986	(3,351,616)		2,769,336

PROPERTY AND EQUIPMENT, net	-	-	6,253,356	-		6,253,356

INTANGIBLE ASSET, net	-	-	675,803	-		675,803

TOTAL ASSETS	$297,505	3,077,461	9,675,145	(3,351,616)		$9,698,495

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$-	$-	$-	$-		$-
Due to directors	515	-	-	-		515
Accrued expenses	21,561	-	132,509	-		154,070
Other payable	9,163	-	20,850	-		30,013
Advance from students	-	-	141,406	-		141,406
Due to related party	1,500	-	4,275,300	(3,671,418)	a	605,382
Unearned revenue	-	-	2,528,232	-		2,528,232
Current liability of entity disposed off	69,649	-	-	-		69,649
Refundable deposit	-	-	-	-		-
Total current liability	102,387	-	7,098,297	(3,671,418)		3,529,267

LONG-TERM LIABILITIES:
Due to directors	-	-	-	-		-
Refundable deposit	-	-	98,965	-		98,965
Total long-term liabilities	-	-	98,965	-		98,965

STOCKHOLDERS' EQUITY:
Common stock, par value $0.0001, 750,000,000 shares authorized, 364,317,353 shares issued and outstanding as of December 31,2008

Share capital	36,432	100	5,997,802	(5,997,902)	b & d	36,431
Paid-in capital	492,068	-	-			492,068
Accumulated income	(333,382)	3,536,608	(3,995,194)	2,792,404	a, b & d	2,000,437
Non-controlling interest	-	-	-	3,286,560	d	3,286,560
Other comprehensive income	-	(459,247)	475,275	238,739	c	254,767
Total stockholders' equity	195,118	3,077,461	2,477,883	319,801		6,070,263
TOTAL LIABILITY & STOCKHOLDERS' EQUITY	$297,505	$3,077,461	$9,675,145	$(3,351,616)		$9,698,495

UNITY ONE CAPITAL INC. AND SUBSIDIARIES
UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	Unity One Capital Inc.	Canadian Learning Systems Corporation	Sino-Canada High School	Pro Forma Adjustments		Pro Forma Consolidated

Net revenues	$420	$955,797	$2,386,658	$(955,797)	a	$2,387,078
Cost of goods sold	-	-	1,037,796	-		1,037,796
Gross profit	420	955,797	1,348,862	(955,797)		1,349,282

Operating expenses
General and administrative expenses	27,550	6,517	170,979	-		205,046
Selling, marketing and advertising expense	-	-	105,359	-		105,359
Management fees - related party	-	-	959,775	(959,775)	a	-
Depreciation and amortization	-	-	326,161	-		326,161
Total operating expense	27,550	6,517	1,562,274	(959,775)		636,566

Income (loss) from operations	(27,130)	949,281	(213,412)	3,978		712,716

Other income (expense)
Interest income	-	-	4,372	-		4,372
Other income (expenses), net	(43)	17,676	140,880	-		158,513
Total other income (expense)	(43)	17,676	145,252	-		162,885

Income (loss) from continuing operations before non-controlling interest	(27,173)	966,956	(68,160)	3,978		875,601

Loss attributable to non-controlling interest	-	-	-	(68,160)	d	(68,160)

Income (loss) from continuing operations	(27,173)	966,956	(68,160)	72,138		943,761

Discontinued operations:
Loss from discontinued operations	(27,436)	-	-	-		(27,436)

Income (loss) before extraordinary items	(54,610)	966,956	(68,160)	72,138		916,325

Extraordinary item - gain on acquisition of subsidiary	-	-	-	795,304		795,304

Net Income (loss)	(54,610)	966,956	(68,160)	867,442		1,711,629

Other comprehensive item:
Foreign exchange gain (loss)	-	93,835	213,381	(415,148)	c	(107,931)

Net comprehensive income (loss)	$(54,610)	$1,060,792	$145,221	$452,294		$1,603,698

UNITY ONE CAPITAL INC. AND SUBSIDIARIES
UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

	Unity One Capital Inc.	Canadian Learning Systems Corporation	Sino-Canada High School	Pro Forma Adjustments		Pro Forma Consolidated

Net revenues	$-	$2,546,403	$3,543,604	$(2,546,403)	a	$3,543,604
Cost of goods sold	-	-	1,256,833	-		1,256,833
Gross profit	-	2,546,403	2,286,772	(2,546,403)		2,286,772

Operating expenses
General and administrative expenses	58,186	2,026	398,130	23,729	a	482,071
Selling, marketing and advertising expense	-	-	448,708	-		448,708
Management fees - related party	-	-	2,562,900	(2,562,900)	a	-
Depreciation and amortization	-	-	345,863	-		345,863
Total operating expense	58,186	2,026	3,755,601	(2,539,171)		1,276,642

Income (loss) from operations	(58,186)	2,544,377	(1,468,829)	(7,232)		1,010,130

Other income (expense)
Other income (expense)	(93)	10,616	456,997	-		467,521
Loss on disposal of property and equipment	-	-	(1,393)	-		(1,393)
Total other income (expense)	(93)	10,616	455,604	-		466,128

Income (loss) from continuing operations before non-controlling interest	(58,279)	2,554,994	(1,013,225)	(7,232)		1,476,257

Loss attributable to non-controlling interest	-	-	-	(1,013,225)		(1,013,225)

Income (loss) from continuing operations	(58,279)	2,554,994	(1,013,225)	1,005,993		2,489,482

Discontinued operations:
Gain (loss) from discontinued operations	(26,363)	-	-	-		(26,363)

Net Income (loss)	(84,642)	2,554,994	(1,013,225)	1,005,993		2,463,120

Other comprehensive item:
Foreign exchange gain (loss)	-	(553,507)	204,548	653,887	c	304,928

Net comprehensive income (loss)	$(84,642)	$2,001,487	$(808,677)	$1,659,880		$2,768,048

Operating Revenue:

For the fiscal years ended December 31, 2008 and 2007, the Company’s unaudited pro forma consolidated revenue was $3,543,604 and $2,387,078, respectively, which was mainly comprised of tuition fees from students. SCHS increased its enrollments in year 2008, and as a result, revenue increased accordingly. In the years ended December 31, 2008 and December 31, 2007, tuition revenue accounted for 100% and 99.98% of total revenue respectively, while the remaining 0% and 0.02% of total revenue were derived from the financial information service business.

General and administrative expenses:

For the fiscal years ended December 31, 2008 and 2007, the Company’s general and administrative expenses were $482,071 and $205,046, respectively. The significant increase in general and administrative expenses was mainly caused by increased efforts to market SCHS’s programs and attract students.

Selling, marketing and advertising expenses:

For the fiscal years ended December 31, 2008 and 2007, the Company’s selling, marketing and advertising expenses were $448,708 and $105,359, respectively. The significant increase in selling, marketing and advertising expenses was caused by the Company’s increased marketing activities in fiscal year 2008.

Interest income:

Interest income was $0 and $4,372 for the fiscal years ended December 31, 2008 and 2007, respectively.

Other income:

Other income for the fiscal years ended December 31, 2008 and 2007 were $467,521 and $158,513, respectively, which were mainly from other fees collected from students, such as uniform fees, registration fees, and fees for meals, utilities, shuttle bus service, insurance, and books.  Other fees are collected together with tuition at the beginning of each semester. The significant increase was due to the increased enrollment in 2008 compared to 2007.

Income from Continuing Operations:

Income from continuing operations for the fiscal year ended December 31, 2008 and 2007 was $2,489,482 and $943,761 respectively.

Loss from Discontinued operations:

Loss from discontinued operations for the fiscal year ended December 31, 2008 and 2007 was $26,363 and $27,436 respectively.

Liquidity and Capital Resources:

As shown in our accompanying consolidated unaudited pro forma financial statements, the Company earned net income of $2,463,120 and $1,711,629 for the fiscal year ended December 31, 2008 and 2007, respectively.

As disclosed above, the Company entered into the Deed with CLSC to move into the education management business in China. These changes will likely increase demands on our capital resources in the near future.

The accompanying consolidated unaudited pro forma financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

The Company has taken steps to restructure and provide the necessary capital to continue its operations. These steps include: 1) securing growth opportunities through acquisitions of profitable education businesses; 2) disposal of unprofitable and underperforming operations; 3) raising additional capital; and 4) implementation of cost and expense control measures.

Research and Development

The Company has no ongoing research and development efforts.

Off-Balance Sheet Arrangements

During the nine month period ended September 30, 2008 and fiscal year ended December 31, 2007, the Company engaged in no off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC's Regulation S-K.

ITEM 3

PROPERTIES

The Company has no interest in any real property as of this date.

The Company currently shares office space with its former subsidiary, Mega Pacific Capital, Inc. located at 602, Nan Fung Tower, 173 Des Voeux Road Central, Hong Kong. The Company intends to move its office to CLSC’s office in Shanghai, China. Currently, CLSC’s office is located at Room 2101, Silver Tower, No. 933, West Zhongshan Road, Shanghai, China 200051.

ITEM 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 20, 2008 with regard to the beneficial ownership of the common stock (the “Common Stock”) held by (i) each person known to the Company to be beneficial owners of 5% or more of its outstanding shares of Common Stock (ii) by the officers and directors of the Company individually and (iii) by the officers and directors as a group.

Title of Class	Name & Address of Owner	Number of Shares Owned	Percentage of Issued and Outstanding
Common	Sino Harvest Asia Limited, 602, Nan Fund Tower, 173 Des Voeux Road, Central, Central, Hong Kong, China	41,167,856	11.30%
Common	Tang Wing On(2), 602, Nan Fund Tower, 173 Des Voeux Road, Central, Central, Hong Kong, China	11,066,504 (3)	3.04%
Common	Ross Zong Yuan (1) (2), Room 2101, Silver Tower, No. 933, West Zhongshan Road, Shanghai, China	32,536,454	8.93%
Common	Jiang Shaoyi, No. 17, Lane 42, Ge Ai Road, Shuixing Jiedao, Lucheng District, Wenzhou, Zhejiang, China	169,805,404	46.61%
Common	United Hemisphere Limited, Room 813, 8/F Hollywood Plaza, 610 Nathan Road, Kowloon, Hong Kong, China	(4)	-
Common	Yungeng Hu (1) (2), Room 2101, Silver Tower, No. 933, West Zhongshan Road, Shanghai, China	47,747,557 (4)	13.11%
Common	Ping Mei (2), Room 2101, Silver Tower, No. 933, West Zhongshan Road, Shanghai, China	-	-
Common	Fusheng Xie (2)	-	-
Common	All Directors & Executive Officers as a Group	91,350,505	25.07%
(1) Executive Officer
(2) Director
(3) Shares beneficially owned by Tang Wing On include (a) 7,891,994 shares of common stock directly held by Mr. Tang and (b) 3,174,510 shares of common stock indirectly held under Bowland International Ltd.
(4) Shares beneficially owned by Yungeng Hu include 47,747,557 shares of common stock indirectly held under United Hemisphere Ltd.

ITEM 5

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth as of April 20, 2009, the names, ages, positions held, and terms of each executive officer and director of the Company.

Name	Age	Position	Director or Officer Since
David Wu	49	Director	December 20, 2005 to July 23, 2008
Wai Kong Li	51	Director	July 24, 2008 to November 30, 2008
Stephen Tang	56	Director President	December 20, 2005 to the present December 20, 2005 to December 2, 2008
Ross Yuan	47	Chairman of the Board, President	December 2, 2008 to the present
Yungeng Hu	43	Chief Executive Officer and Director	December 2, 2008 to the present
Ping Mei	66	Director	April 16, 2009 to the present
Fusheng Xie	54	Director	April 16, 2009 to the present

Under the Company’s Bylaws, Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier resignation or removal from office. Officers are elected annually or appointed by the Board of Directors and serve until resignation, removal or disqualification, or until their successors are elected and qualified.

There have been no events during the last five years that are material to an evaluation of the ability or integrity of any director, person nominated to become a director, executive officer, promoter or control person including:

a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

c) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities;

d) being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal of state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

There are no family relationships between or among our executive officers or directors.

There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which s/he was selected as a director or executive officer.  There are no material arrangements or understandings between any two or more directors or executive officers.

Ross Yuan, President, Director and Chairman of the Board

Mr. Yuan is the founder of CLSC and SCHS, and has over 10 years of operating experience in the education business.  Before CLSC and SCHS, Mr. Yuan served as the General Manager of Suzhou Huayu Development Co., Ltd., Chairman of Canadian Education Group, Chairman of Canadian JCC Consulting Co., and Chairman of Canadian CHC Investment Consulting Co. Mr. Yuan holds a bachelor degree from University of DongHua, and studied in Canada.

Yungeng Hu, CEO and Director

Dr. Hu brings to the Company substantial experience in investment banking, equity capital markets (“ECM”), mergers and acquisitions (“M&A”) and management. Before joining the Company, Dr. Hu worked as general manager of a private equity fund in China and President and Chief Financial Officer of Hartcourt Companies, Inc. Prior to these endeavors, Dr. Hu served as a Managing Director of Investment Banking at CLSA, in the areas of ECM and M&A in China. Prior to CLSA, Dr. Hu was the General Manager of Hangzhou Hyatt Hotel with responsibility for designing and executing a turnaround strategy and rescuing the company. Prior to Hangzhou Hyatt Hotel, Dr. Hu worked for Chase Manhattan Bank in New York where he helped to restructure Chase’s non-performing loans and other international lending deals. Prior to Chase, Dr. Hu worked for Ministry of Commerce of PRC and the Bank of Finland. Dr. Hu holds an MBA from the Helsinki School of Economics and a Ph.D from New York University.

Stephen Tang, Director

Mr. Tang has served as a director of the Company since December 2005.  He is the Chief Operating Officer of Viasa Corporation, and he has been the Chairman of Mega Pacific Capital Inc., a financial service company based in Hong Kong, since it was established by Mr. Tang in 2005.  Mr. Tang has over 30 years of experience as a senior manager of financial services companies.  From 1984 through 2004, he served as a director of Fintel (USA) Ltd., a private financial data services company.  Mr. Tang has also served as a director of three public companies:  Harcourt Companies Inc. (educational services), Elephant Talk Communications Inc. (telecommunications), and Sancon Resources Recovery Inc. (recycling).  Mr. Tang received his MBA from the Asian Institute of Management.

Ping Mei, Director

Mr. Mei serves as the Chairman of the Pacific Economic Cooperation Council (PECC), and is a member of the National Committee of Chinese People's Political Consultative Conference (CPPCC). Mr. Mei was Ambassador Extraordinary and Plenipotentiary to Canada from China from 1996 to 1998. Mr. Mei also served as Consul General of the Consulate-General of the People’s Republic of China in New York and San Francisco from 1993 to 1998. From 1989 to 1992, Mr. Mei was Ambassador Extraordinary and Plenipotentiary to Malta. Mr. Mei received his bachelor’s and master’s degrees from the Beijing Foreign Studies University.

Fusheng Xie, Director

Mr. Xie served as the President of Anhua Bridge Branch, Shanghai Pudong Development Bank, from 2001 to 2004. Prior to that, he served as the Director of the Financial Department of the People’s Bank of China at its headquarters in Beijing from 1990 to 2001. Mr. Xie also served as the General Manager of the Yantan Branch for China Everbright Group. Mr. Xie received his bachelor’s degree in economic law from Renmin University of China, and a master’s degree in monetary banking from the Chinese Academy of Social Sciences.

ITEM 6

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Ross Yuan, President (1)	2008	-	-	-	-	-	-	-	-
Yungeng Hu, CEO (2)	2008	-	-	-	-	-	-	-	-
Stephen Tang (PEO) (3)	2008	-	-	-	-	-	-	-	-
	2007	-	-	-	-	-	-	-	-
	2006	-	-	-	-	-	-	-	-

Explanatory Notes:

(1)  On December 2, 2008, the Company appointed Ross Yuan as President of the Company. The Company did not compensate Ross Yuan for his service as the President of the Company for the period from December 2, 2008 to December 31, 2008.

(2)  On December 2, 2008, the Company appointed Yungeng Hu as Chief Executive Officer of the Company. The Company did not compensate Yungeng Hu for his service as the Chief Executive Officer of the Company for the period from December 2, 2008 to December 31, 2008.

(3)  On December 20, 2005, the Board of Directors of the Company appointed Stephen Tang as President of the Company. On December 2, 2008, the Company accepted Mr. Tang’s resignation as President of the Company. The Company did not compensate Stephen Tang for his service as the President of the Company for the period from December 20, 2005 to December 2, 2008 except the director fee as indicated in below table of “Director Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity inventive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Ross Yuan, President (1)	-	-	-	-	-	-	-	-	-
Yungeng Hu, CEO (1)	-	-	-	-	-	-	-	-	-
Stephen Tang (PEO) (1)	-	-	-	-	-	-	-	-	-

Explanatory Notes:
(1)   The Company doesn’t have outstanding equity awards to its executive officers as at December 31, 2008.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Stephen Tang (1)	-	2,200	-	-	-	-	2,200
David Wu (2)	-	1,348.39	-	-	-	-	1,348.39
Wai Kong Li (3)	-	851.61	-	-	-	-	851.61

Explanatory Notes:

(1)           The Company issued 2,200,000 shares of its common stock valued at $0.001 per share to Stephen Tang to satisfy a director’s fee of $2,200 for the year ended December 31, 2008.

(2)           The Company issued 1,348,390 shares of its common stock valued at $0.001 per share to David Wu to satisfy a director’s fee of $1,348.39 for the year ended December 31, 2008.

(3)           The Company issued 851,610 shares of its common stock valued at $0.001 per share to Wai Kong Li to satisfy a director’s fee of $851.61 for the year ended December 31, 2008.

ITEM 7

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Company filed this General Form for Registration of Securities on Form 10 on February 11, 2009, and this Form 10 went effective on April 13, 2009.  Prior to April 13, 2009, the Company was not a public company.  The Company, in making determinations as to director independence, relied on the definitions provided in Rule 10A-3(m)(3) of the Exchange Act, Nasdaq Rule IM-4200, and Nasdaq Rule 4200(a)(15).  As of the date of this amended Form 10, the Company has a total of five directors, including Ross Yuan, Yungeng Hu, Stephen Tang, Ping Mei and Fusheng Xie.  Based on the aforementioned independence definitions, Ross Yuan and Yungeng Hu are not independent directors, while Stephen Tang, Ping Mei and Fusheng Xie are independent directors.

As of the date of this amended Form 10, the Company has an audit committee, compensation committee and nomination committee. The audit committee consists of Stephen Tang and Fusheng Xie, the compensation committee consists of Fusheng Xie and Ping Mei, and the nomination committee consists of Ping Mei and Fusheng Xie. Stephen Tang, Ping Mei and Fusheng Xie are “independent” directors under such committee independence standards.

During the year ended December 31, 2008, the Company issued 6,474,510 shares of its common stock valued at $6,475 as compensation to its directors and secretary, as well as to repay a short-term loan.

During the year ended December 31, 2007, the Company issued 6,000,000 shares of its common stock valued at $6,000 as compensation to its directors and secretary.

During the year ended December 31, 2006, the Company issued 6,500,000 shares of its common stock valued at $6,500 as compensation to its directors and secretary.

During the year ended December 31, 2006, the Company issued 3,368,770 shares of its common stock in exchange of 33,412,620 shares of Mega Pacific. These shares were valued at $33,657 and resulted in 100% acquisition of Mega Pacific by the Company.

ITEM 8

LEGAL PROCEEDINGS

The Company and its subsidiaries are not a party to any pending litigation nor is it aware of any threatened or potential legal proceeding.

ITEM 9

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company, upon approval of this registration statement by the SEC will file for trading on the OTC Electronic Bulletin Board which is sponsored by the National Association of Securities Dealers (“NASD”). The OTC Electronic Bulletin Board is a network of securities dealers who buy and sell stock. The dealers are connected by a computer network which provides current information of current “bids” and “asks” as well as volume information.

As of the date of this filing, there is no public market for the Company’s common stock. As of December 1, 2008, the Company had 1,331 stockholders. None of the shares issued and outstanding are free trading. All of the issued and outstanding shares are deemed to be “Restricted Securities” as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933.

The Company has not paid, nor declared, any dividends since its inception and it does not intend to declare any such dividends in the foreseeable future. The Company has no options, warrants or rights outstanding for the last fiscal year with respect to compensation plans.

ITEM 10

RECENT SALES OF UNREGISTERED SECURITIES

The Company has effectuated the following sales of its securities within the past three years which were not registered under the Securities Act:

The authorized Common Stock of the Company consists of 750,000,000 shares, par value $0.0001 per share. As of December 2, 2008, 364,317,353 shares of Common Stock were issued and outstanding.

Pursuant to a Share Exchange Agreement, dated January 20, 2006, by and between the Company and MKA Capital Inc. (“MKA”), the Company exchanged 5,000,000 shares of its Common Stock at a price per share of $0.0001 for 4,964,990 shares of Fintel (USA) Limited (“Fintel”) held by MKA. On March 17, 2006, MKA distributed its 5,000,000 shares of Common Stock of the Company to approximately 601 of MKA’s shareholders.

Pursuant to a Share Exchange Agreement, dated April 10, 2006, by and between the Company and Microfinanz Asia Inc. (“Microfinanz”), the Company exchanged 13,547,694 shares of its Common Stock at a price per share of $0.0099047 for 5,294,118 shares of common stock of Microfinanz.

Pursuant to a Share Exchange Agreement, dated June 30, 2006, by and between the Company and Domain Extremes Inc. (“Domain”), the Company exchanged 2,000,000 shares of its Common Stock at a price per share of $0.01 for 10,000,000 shares of common stock of Domain.

By resolution of the Board of Directors of the Company, dated June 30, 2006, the Company issued 19,230,800 shares of its Common Stock at a price per share of US$0.001 to Sino Harvest Asia Limited (“Sino”) in satisfaction of a loan from Fintel to the Sino in the amount of HK$150,000.

By letter dated June 30, 2006, the Company issued 1,400,000 shares of its Common Stock to Tang Wing On at a price per share of $0.01 and 68,770 shares of Common Stock to Tang Wing On at a price per share of US$0.006 in exchange for 14,412,620 shares of the common stock of Mega Pacific Capital Inc. (“Mega Pacific”) in satisfaction of certain Company salary obligations owed to Tang Wing On from December 1, 2005 to June 30, 2006 (US$14,000) and certain Company loan obligations owed to Tang Wing On as of June 30, 2006 (US$412.62).

By letter dated September 30, 2006, the Company issued 600,000 shares of its Common Stock to Tang Wing On at a price per share of $0.01 and 550,000 shares of its Common Stock to David Wu at a price per share of $0.01 in exchange for 11,500,000 shares of the common stock of Mega Pacific at a price per share of $0.001 in satisfaction of certain Company salary obligations owed to Tang Wing On and David Wu for the period from November 1, 2005 to September 30, 2006.

By resolution of the Board of Directors of the Company, dated December 31, 2006, the Company issued total 6,500,000 shares of its Common Stock at a price per share of US$0.001 in portions to Stephen Tang, David Wu and Angel Lai to satisfy certain director and secretary fees in the amount of US$6,500 for the period from December 1, 2005 to December 31, 2006, among which 2,600,000 shares were issued to Stephen Tang, 2,600,000 shares were issued to David Wu and the remaining 1,300,000 shares were issued to Angel Lai.

By letter dated December 31, 2006, the Company issued 600,000 shares of its Common Stock at a price per share of $0.01 to Tang Wing On and 150,000 shares of its Common Stock at a price per share of $0.01 to David Wu in exchange for 7,500,000 shares of the common stock of Mega Pacific at a price per share of $0.001 in satisfaction of certain Company salary obligations owed to Tang Wing On and David Wu for the period from October 1, 2006 to December 31, 2006. On December 31, 2006, Mega Pacific further issued 2,244,550 shares valued at $0.001 per share to the Company in lieu of the expenses paid by the Company for Mega Pacific.

By resolution of the Board of Directors of the Company, dated June 30, 2007, the Company issued 3,000,000 shares of its Common Stock at a price per share of US$0.001 in portions to Stephen Tang, David Wu and Angel Lai to satisfy certain director and secretary fees in the amount of US$3,000 for the period from January 1, 2007 to June 30, 2007, among which 1,200,000 shares were issued to Stephen Tang, 1,200,000 shares were issued to David Wu and the remaining 600,000 shares were issued to Angel Lai.

By resolution of the Board of Directors of the Company, dated December 21, 2007, the Company issued 3,000,000 shares of its Common Stock at a price per share of US$0.001 in portions to Stephen Tang, David Wu and Angel Lai to satisfy certain director and secretary fees in the amount of US$3,000 for the period from July 1, 2007 to December 31, 2007, among which 1,200,000 shares were issued to Stephen Tang, 1,200,000 shares were issued to David Wu and the remaining 600,000 shares were issued to Angel Lai.

By resolution of the Board of Directors of the Company, dated June 30, 2008, the Company issued 3,000,000 shares of its Common Stock at a price per share of US$0.001 in portions to Stephen Tang, David Wu, Wai Kong Li and Angel Lai to satisfy certain director and secretary fees in the amount of US$3,000 for the period from January 1, 2008 to June 30, 2008, among which 1,200,000 shares were issued to Stephen Tang, 1,200,000 shares were issued to David Wu and the remaining 600,000 shares were issued to Angel Lai.

By resolution of the Board of Directors of the Company, dated September 26, 2008, the Company (a) issued 1,500,000 shares of its Common Stock at a price per share of US$0.001 in portions to Stephen Tang, David Wu, Wai Kong Li and Angel Lai to satisfy certain director and secretary fees in the amount of US$1,500 for the period from July 1, 2008 to September 30, 2008, among which 600,000 shares were issued to Stephen Tang, 148,390 shares were issued to David Wu, 451,610 shares were issued to Wai Kong Li and the remaining 300,000 shares were issued to Angel Lai, and (b) issued 974,510 shares of its Common Stock at a price per share of US$0.001 to Stephen Tang to repay certain cash advances to the Company made by Stephen Tang in the amount of US$974.51 as of September 30, 2008.

Pursuant to the Deed, the Company agreed to sell and issue at the First Closing (as defined below) 196,785,071 shares of its Common Stock to the Investors at a price per share of $0.0001 for an aggregate purchase price of $19,679.  A portion of these shares were issued to certain of the Investors in exchange for all of the issued and outstanding shares of CLSC (the “CLSC Acquisition”).  The CLSC Acquisition was completed on December 1, 2008 (the “First Closing”).  Pursuant to the Deed, the Company also agreed to sell and issue, within 6 months of the First Closing (the “Second Closing”), an additional 816,612,810 shares of its Common Stock for an aggregate purchase price of $81,661 to certain of the Investors in exchange for all of the issued and outstanding shares of SCHS. Prior to the First Closing, pursuant to the Deed, the Company issued an additional 21,525,490 shares to satisfy certain debt obligations.  In accordance with the terms and conditions of the Deed, the aforementioned issuance of 21,525,490 shares required the Company to adjust, on a pro rata basis, the number of shares sold and issued to the Investors at the First Closing from 196,785,071 shares of Common Stock to 280,670,089 shares of Common Stock, resulting in an upward adjustment to the aggregate purchase price for such shares from $19,679 to $28,067. The number of additional shares of the Company’s Common Stock to be sold and issued to certain of the Investors at the Second Closing as consideration for the SCHS business will be similarly adjusted from 816,612,810 shares of Common Stock to 1,164,716,350 shares of Common Stock. The aggregate purchase price for the Company to acquire all of the issued and outstanding shares of CLSC and SCHS was similarly adjusted from $101,339 to $144,539 and paid in two installments, with first installment of $28,067 paid upon at the First Closing and the remaining $116,472 to be paid at the Second Closing.

By resolution of the Board of Directors of the Company, dated November 26, 2008, the Company issued 1,000,000 shares of its Common Stock, at a price per share of US$0.001, to Stephen Tang, Wai Kong Li and Angel Lai to satisfy certain director and secretary fees equivalent to the amount of US$1,000 for the period from October 1, 2008 to November 30, 2008.  400,000 shares were issued to Stephen Tang, 400,000 shares were issued to Wai Kong Li and the remaining 200,000 shares were issued to Angel Lai.

By resolution of the Board of Directors of the Company, dated November 26, 2008, the Company issued 21,525,490 shares of its Common Stock at a price per share of US$0.001 to Sino Harvest Asia Limited to satisfy certain debt obligations owed to Sino Harvest Asia Limited.

The Company believes that the issuances described above were exempt from registration under the Securities Act and applicable state securities laws pursuant to Regulation S, to the extent that participants were not residents of the United States, or Section 4(2) of the Securities Act.  However, some of the issuances may not have complied with the Securities Act or state securities laws, because these transactions were not registered and the Company did not take affirmative steps to insure that appropriated exemptions from registration or qualification were available in all cases.  To the extent that these issuances failed to comply with the Securities Act or state securities laws, the Company may have liability under the securities laws for such non-compliance.

ITEM 11

DESCRIPTION OF REGISTRANTS’ SECURITIES TO BE REGISTERED

The following description of certain matters relating to the securities does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the articles of incorporation and by-laws of the Company.

Common Stock

We are authorized to issue 750,000,000 shares of stock, of which 700,000,000 shares shall be designated Common Stock, $0.0001 par value and 50,000,000 shares designated preferred stock, $0.0001 par value. As of the December 2, 2008, there were 364,317,353 shares of Common Stock outstanding.  Each share of Common Stock is entitled to one vote at all meetings of the stockholders.  The stockholders are not permitted to cumulate votes in the election of directors.  All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of the Common Stock.  In the event of the liquidation, dissolution or winding up of the Company, the holders of the Common Stock will be entitled to receive, on a pro rata basis, all of the assets of the Company remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any.

Preferred Stock

The Company is also authorized to issue 50,000,000 shares of Preferred Stock, $0.0001 par value, none of which are outstanding as of the date of this document.  The Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock.

Anti-Takeover Effects of Provisions in the Articles of Incorporation, Bylaws and Nevada Law

Some provisions of Nevada law and the Company’s articles of incorporation and bylaws contain provisions that could make the following transactions more difficult: (i) acquisition of the Company by means of a tender offer; (ii) acquisition of the Company by means of a proxy contest or otherwise; or (iii) removal of the Company’s incumbent officers and directors.  These provisions, summarized below, are intended to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors.  These provisions also serve to discourage hostile takeover practices and inadequate takeover bids.  The Company believes that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

The Company is subject to Sections 78.411 through 78.444 of the Nevada Revised Statues which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a Nevada corporation for three years following the date these persons become interested stockholders.  Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 10% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The Company is also subject to Sections 78.378 through 78.3793 of the Nevada Revised Statutes, commonly referred to as the “control share law”, so long as we have 200 or more shareholders of record, at least 100 of whom are in Nevada. The control share law provides, among other things, that a person (individually or in association with others) who acquires a “controlling interest” (which, under the definition in the control share law, can be as small as 20% of the voting power in the election of directors) in a corporation will obtain voting rights in the “control shares” only to the extent such rights are conferred by a vote of the disinterested shareholders. In addition, in certain cases where the acquiring party has obtained such shareholder approval for voting rights, shareholders who voted against conferring such voting rights will be entitled to demand payment by the corporation of the fair value of their shares.

The Nevada Revised Statutes further allows the board of directors to consider factors other than offering price in deciding upon whether to reject or approve a tender offer or proposed merger or similar transaction. These factors include: (i) the effect on employees, suppliers and customers; (ii) the economy of Nevada and the nation; (iii) the effect on the communities in which offices of the corporation are located; and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be better served by continued independence

Pursuant to this Form 10, the Company is registering up to 360,000 shares of its Common Stock issuable upon exercise of an outstanding warrant (the “Warrant”).  The Warrant is exercisable in whole or part at any time within 5 years from the 61st business day following the initial listing of its shares of Common Stock on the OTCBB or any stock exchange or quotation system.  The exercise price is 80% of the average closing price of the shares of Common Stock of the Company in the first 60 trading days after the Company’s shares of Common Stock are listed on the OTCBB or any stock exchange or quotation system.  The number of shares pursuant to the Warrant will be equitably adjusted to preserve the holder’s economics in the case of stock splits and dividends, and distributions to the extent in excess of a regularly paid (if any) dividend.

ITEM 12

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has adopted provisions in the articles of incorporation that limit the liability of the directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under Nevada law.  Nevada law provides that directors of a corporation will not be personally liable for monetary damages to the corporation, stockholders or creditors for breach of their fiduciary duties as directors, except liability for any of the following: (i) any breach of their fiduciary duties that involve intentional misconduct, fraud or a knowing violation of law or (ii) unlawful payments of dividends in violation of Nevada Revised Statute Section 78.300.

The bylaws of the Company also provides that the Company will indemnify any director and/or executive officer and the Company may indemnify each these directors, officers and employees and other agents to the fullest extent permitted by law, provided such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or conduct was unlawful.  The bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

The Pertinent Part of Nevada Revised Statutes States:

NRS 78.7502  Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:(a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
(Added to NRS by 1997, 694; A 2001, 3175)

NRS 78.751  Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action;  (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

(Added to NRS by 1969, 118; A 1987, 83; 1993, 976; 1997, 706; 2001, 1377, 3199)

ITEM 13

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

An index of the financial statements of the Company appears in ITEM 15 hereof. The report of the Company’s independent auditors appears at Page F-2 hereof, and the financial statements and related footnotes of the Company, CLSC and SCHS appear on Page F-1 through F-29 .

ITEM 14

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS IN ACCOUNTING AND FINANCIAL DISCLOSURES

NONE.

ITEM 15

FINANCIAL STATEMENTS AND EXHIBITS

 (A) Consolidated Financial Statements For the Company

(B) Financial Statements For SCHS

(C) Exhibits
EX-3(i): AMENDED AND RESTATED ARTICLES OF INCORPORATION
EX-3(ii): AMENDED AND RESTATED BYLAWS
EX-10.1: MANAGEMENT SERVICE AGREEMENT
EX-10.2: SUPPLEMENT AGREEMENT TO MANAGEMENT SERVICE AGREEMENT
EX-10.3: DEED
EX-21.1: SUBSIDIARIES OF THE REGISTRANT
EX-23.1: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Unity One Capital Incorporated

Dated: May 28, 2009	By: /s/ Stephen Tang
Stephen Tang
Director

Dated: May 28, 2009	By: /s/ Yungeng Hu
Yungeng Hu
Chief Executive Officer

UNITY ONE CAPITAL INCORPORATED

CONSOLIDATED FINANCIAL STATEMENTS

(A DEVELOPMENT STAGE COMPANY)

DECEMBER 31, 2008 AND 2007

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Unity One Capital Inc., and Subsidiaries.

We have audited the accompanying consolidated balance sheets of Unity One Capital Inc., and Subsidiaries (a Nevada corporation) as of December 31, 2008 and 2007, and the related consolidated statements of operation, stockholders' equity (deficit), and cash flows for the two years period ended as at December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unity One Capital Inc., and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the two years period ended as at December 31, 2008, in conformity with U.S. generally accepted accounting principles.

During the year ended December 31, 2008, one of the Company’s subsidiaries, Canada Learning System Corporation provided management services to Sino-Canada High School, a related party (See note 9). The management service revenue from the related party totaling $106,386 (post acquisition), represented 88% of total revenue. Accounts receivable from Sino-Canada High School totaled $3,045,717 as of December 31, 2008.

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company’s current assets include a $3,045,717 receivable from the related party (See note 5). In addition, the Company recorded an extraordinary gain of $2,647,126 on acquisition of a subsidiary (See note 7). The Company’s ability to generate cash in the normal course of business is dependent upon only one major customer, Sino-Canada High School, a related party. These factors as discussed in Note 2 to the financial statements raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
April 23, 2009

UNITY ONE CAPITAL INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2008 AND 2007

ASSETS

	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$6,515	$-
Accounts receivable - related party	3,045,717	-
Due from related party	23,630	-
Prepaid expenses	1,485	-
Current assets of entity disposed off	15,350	22,350
TOTAL CURRENT ASSETS	$3,092,697	$22,350

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Due to directors	$515	$975
Accrued expenses	30,724	-
Current liabilities of entity disposed off	69,649	50,286
TOTAL CURRENT LIABILITIES	100,887	51,261

COMMITMENT

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, par value $0.0001, 750,000,000 shares authorized,
364,317,353 shares issued and outstanding as of December 31, 2008
55,647,264 shares issued and outstanding as of December 31, 2007	36,432	5,565
Paid-in capital	492,068	214,265
Retained earnings (Accumulated deficit)	2,420,493	(248,740)
Other comprehensive income	42,818	-
Total stockholders' equity (deficit)	2,991,810	(28,911)
TOTAL LIABILITY & STOCKHOLDERS' EQUITY	$3,092,697	$22,350

The accompanying notes form an integral part of these financial statements.

UNITY ONE CAPITAL INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2008 AND 2007

	2008	2007	Cumulative from December 20, 2005 (inception) to December 31, 2008

Consulting services	$-	$420	$9,655
Management services - related party	106,386	-	106,386
Total net revenue	106,386	420	116,041

Operating expenses
General and administrative expenses	58,285	27,550	113,039
Long term investment impairment	-	-	160,596
Impairment of goodwill	-	-	21,393
Total operating expense	58,285	27,550	295,028

Income (loss) from operations	48,101	(27,130)	(178,987)

Other income (expense)
Bank charge	(115)	-	(115)
Other income (expense)	483	(43)	357
Total other income (expenses)	368	(43)	242

Income (loss) from continued operations	48,469	(27,173)	(178,745)

Discontinued operations:
Loss from discontinued operations	(26,363)	(27,436)	(63,742)
Gain on disposal of discontinued operations	-	-	15,853
Loss from discontinued operations	(26,363)	(27,436)	(47,889)

Income (loss) before extraordinary items	22,107	(54,610)	(226,634)

Extraordinary item - gain on acquisition of subsidiary	2,647,126	-	2,647,126

Net income (loss)	2,669,233	(54,610)	2,420,493

Other comprehensive item:
Foreign exchange gain	42,818	-	42,818
Net comprehensive income (loss)	$2,712,051	$(54,610)	$2,463,310

Basic and diluted earning per common share:

Earnings (loss) per share continued operations	$0.00	$(0.00)
Earnings (loss) per share discontinued operations	$(0.00)	$(0.00)
Earnings (loss) per share before extraordinary items	$0.00	$(0.00)
Earnings per share - Extraordinary item	$0.03	$-
Earning / (loss) per share	$0.03	$(0.00)
Basic and fully diluted weighted average number of shares outstanding	82,765,203	54,159,593

The accompanying notes form an integral part of these financial statements.

UNITY ONE CAPITAL INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2008	2007	Cumulative from December 20, 2005 (inception ) to December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$2,669,233	$(54,610)	$2,420,493
Adjustments to reconcile net income (loss) to net cash used in operating activities:			-
Extraordinary item - gain on acquisition of subsidiary	(2,647,126)	-	(2,647,126)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services	6,475	6,000	18,975
Shares issued for compensation	-	-	21,245
Goodwill impairment	-	-	21,393
Impairment of investment	-	-	160,596
(Increase) / decrease in current assets:
Accounts receivable	(84,036)	-	(89,036)
Other receivable	-	20,199	19,837
Prepaid expenses and other assets	(1,485)	-	(1,485)
Increase / (decrease) in current liabilities:
Other payable	-	-	362
Accrued expenses	(10,724)	-	(5,974)
Net cash used in continued operations	(67,664)	(28,411)	(80,721)
Net cash used in discontinued operations	(24,513)	(2,850)	(33,273)
Net cash used in operating activities	(92,177)	(31,261)	(113,994)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired as part of acquisition	4,662	-	4,662

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to director	30,746	975	22,277
Net cash provided by (used in) discontinued operations	(60,486)	30,286	(30,199)
Net cash provided by (used in) financing activities	(29,739)	31,261	(7,922)

NET DECREASE IN CASH & CASH EQUIVALENTS	$(117,255)	$-	$(117,255)

FOREIGN CURRENCY TRANSLATION	123,770	-	123,770

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	-	-	-

CASH & CASH EQUIVALENTS, ENDING BALANCE	$6,515	$-	$6,515

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period
Interest paid	$-	$-
Income tax paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Shares issued to acquire Canada Learning System Corporation	$280,670	$-
Share issued for settlement of debt	$21,525	$-

The accompanying notes form an integral part of these financial statements.

UNITY ONE CAPITAL INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
FOR THE PERIOD FROM DECEMBER 20, 2005 (INCEPTION) TO DECEMBER 31, 2008

						Total
	Common Stock		Additional	Retained	Accumulated Other	Stockholder's
	Shares	Amount	Paid in Capital	Earnings (Loss)	Comprehensive Income	Equity (Deficit)
Balance at inception (December 20, 2005)	-	$-	$-	$-	$-	$-

Net loss	-	-	-	(362)	-	(362)

Balance, December 31, 2005	-	-	-	(362)	-	(362)

Share issued for acquisition of Fintel (USA)	5,000,000	500	-	-	-	500
Share issued to acquire equity interest in Microfinanz Asia Inc.	13,547,694	1,355	132,831	-	-	134,186
Share issued in exchange to acquire Mega Pacific Capital Inc.	3,368,770	337	33,076	-	-	33,413
Share issued to acquire equity interest in Domain Extremes Inc	2,000,000	200	19,800	-	-	20,000
Share issued for repayment of loan to Sino Harvest Asia Ltd	19,230,800	1,923	17,308	-	-	19,231
Share issued for payment of director fee and secretary fee	6,500,000	650	5,850	-	-	6,500

Net loss	-	-	-	(193,769)	-	(193,769)

Balance, December 31, 2006	49,647,264	4,965	208,865	(194,131)	-	19,699

Share issued for payment of director fee and secretary fee	6,000,000	600	5,400	-	-	6,000

Net loss	-	-	-	(54,610)	-	(54,610)

Balance, December 31, 2007	55,647,264	5,565	214,265	(248,740)	-	(28,911)

Share issued for payment of director fee and secretary fee and other fee	6,474,510	647	5,827	-	-	6,475
Share issued for settlement of debt	21,525,490	2,153	19,373	-	-	21,525
Share issued for acquisition of Canada Learning System Corporation	280,670,089	28,067	252,603	-	-	280,670
Translation adjustment	-	-	-	-	42,818	42,818

Net income	-	-	-	2,669,233	-	2,669,233

Balance, December 31, 2008	364,317,353	$36,432	$492,068	$2,420,493	$42,818	$2,991,810

The accompanying notes are an integral part of these financial statements.

UNITY ONE CAPITAL INCORPORATED
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-ORGANIZATION AND DESCRIPTION OF BUSINESS

Unity One Capital Incorporated (“the Company” or “Unity One”) was incorporated in the State of Nevada on December 20, 2005. The Company is in the business of providing education management services.

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company has historically devoted substantially all of its efforts to establishing its financial information services business and its originally contemplated principal operations have commenced, but there has been no significant revenue therefrom. Additionally, the Company has determined that its development and operational strategy is no longer feasible and, as a result, in November 2008, the Company decided to change in the Company’s strategic direction to move away from the financial information services business and enter the education management business in China. All income (losses) accumulated since inception has been considered as part of the Company's development stage activities.

Following the change in strategic direction, the Company completed the acquisition of CLSC on December 1, 2008. Through CLSC, the Company provides outbound education management services to Sino-Canada High School (“SCHS”), an offshore Canadian high school in China, related to its education business.

As of December 31, 2008, the Company owned 1) 100% of Mega Pacific Capital Inc. (“Mega Pacific”), a company incorporated in the State of Nevada on January 30, 2006; and 2) 100% of Canadian Learning Systems Corporation (“CLSC”), a company incorporated in British Virgin Islands on November 13, 2003.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements are as follows:

Principles of Consolidation
Per Statement of Financial Accounting Standard (SFAS) #141, all business combinations is accounted for by the purchase method. Acquisitions were recorded as purchases in accordance with Accounting Principles Board Opinion No. 16 (APB #16), “Business Combinations”, as modified, and the purchase prices were allocated to the assets acquired, and liabilities assumed based upon their estimated fair value at the purchase date. The excess purchase price over the net asset value has been recorded as goodwill and is included in intangibles in the accompanying balance sheet. The operating results of the acquired entities are included in the Company’s consolidated financial statements from the dates of acquisition.

The consolidated financial statements for year ended December 31, 2008 include the accounts of the Company and its wholly owned subsidiary Mega Pacific and CLSC, that for the year ended December 31, 2007 include the accounts of the Company and Mega Pacific. All significant inter-company accounts and transactions have been eliminated in consolidation.

Basis of Presentation
The accompanying audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The Company’s functional currency is the United States Dollar ($) and the Canadian Dollar, however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Use of Estimates
In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash equivalents
The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company maintains its cash in bank deposit accounts.

Accounts receivable
The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2008 and December 31, 2007, the Company had accounts receivable of $3,045,717 (from a related party) and $0, respectively.

Income Taxes
The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition
The Company recognizes its revenue in accordance with the Securities and Exchange Commissions (“SEC”) Staff Accounting Bulletin N0. 104 “Revenue Recognition in Financial Statements” (“SAB 104”). SAB 104 revises or rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. Revenue is recognized upon (i) the services are performed, (ii) collectability is probable and (iii) such revenues are contractually nonrefundable.

Company’s revenue comprised of consulting services and management services that Company provided to its customers. For the years ended December 31, 2008 & 2007, the Company recognized services revenue in the amount of $106,386 (from related party) and $420 respectively.

Risks and Uncertainties
The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Foreign Currency Translations and comprehensive income (loss)
The accounts of the Company and its subsidiaries were maintained, and their financial statements were expressed in their local currencies. Such financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of income items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income”.

The Company records these translation adjustments as accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions are included in other income (expense) in the results of operations. For the year ended December 31, 2008 and 2007, other comprehensive income is in the amount of $42,818 and $0, respectively, included in stockholder’s equity.

Statement of Cash Flows
In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Basic and diluted earning per share
Earning per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding.

Credit Risk

For the twelve month period ended December 31, 2008, the Company provided management services to one customer (SCHS, a related party), which represented 100% of net sales. As of December 31, 2008, this customer comprised 100% of accounts receivable.

Recent Pronouncements
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51". The objective of this statement is to establish new accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on the consolidated financial statements.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, “Business Combinations.” This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after a company’s fiscal year beginning October 1, 2009.  While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009. Our management is currently evaluating the effect of this pronouncement on financial statements.

In May 0f 2008, FSAB issued SFASB No.162, The Hierarchy of Generally Accepted Accounting Principles.  The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature.  This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy.  This pronouncement will become effective 60 days following SEC approval.  The company does not believe this pronouncement will impact its financial statements.

In May of 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.  The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts.  The pronouncement is effective for fiscal years beginning after December 31, 2008.  The company does not believe this pronouncement will impact its financial statements.

On December 30, 2008 FASB issued FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises”. This FSP defers the effective date of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, for certain non-public enterprises as defined in paragraph 289, as amended, of FASB Statement No. 109, Accounting for Income Taxes, including non-public not-for-profit organizations. However, non-public consolidated entities of public enterprises that apply U. S. GAAP are not eligible for the deferral. Nonpublic enterprises that have applied the recognition, measurement, and disclosure provisions of Interpretation 48 in a full set of annual financial statements issued prior to the issuance of this FSP also are not eligible for the deferral. This FSP shall be effective upon issuance. The Company does not believe this pronouncement will impact its financial statements.

On January 12, 2009 FASB issued FSP EITF 99-20-01, “Amendment to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. The FSP is shall be effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective  application to a prior interim or  annual reporting period is not permitted. The Company does not believe this pronouncement will impact its financial statements.

GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As part of current assets, the Company has a $3,045,717 receivable from  related party (See note 5). In addition, Company recorded an extraordinary gain of $2,647,126 on acquisition of a subsidiary (See note 7). The Company’s ability to generate cash in the normal course of business is dependent upon only one major customer, Sino-Canada High School, a related party. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The Company's need for working capital is a key issue for management, and working capital is necessary for the Company to meet its goals and objectives. The Company continues to pursue additional capitalization opportunities. There is no assurance, however, that the Company will be successful in meeting its goals and objectives in the future.

The Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: 1) acquiring profitable operations through issuance of equity instruments, 2) disposal of unprofitable or unfavorable return-on-investment operations, and 3) continue actively seeking additional funding through offshore private placements to satisfy working capital requirements.

NOTE 3- AMOUNT DUE TO DIRECTORS

As of December 31, 2008 and December 31, 2007, the Company owned its Directors in the amount of $515 and $975 respectively. These amounts are unsecured, interest free and due on demand.

NOTE 4- ACCRUED EXPENSE

As of December 31, 2008 and December 31, 2007, the Company accrued expense in the amount of $30,724 and $0. The accrued expenses are summarized as follows:

	2008	2007

Professional service fee	$30,000	$-
Other	724	-

Total	$30,724	$-

NOTE 5- RELATED PARTY TRANSACTION

During the year ended December 31, 2008, the Company issued 6,474,510 shares of its common stock valued at $6,475 as compensation to its directors and secretary. These shares were recorded at the fair value.

During the year ended December 31, 2008, the Company provided management services to Sino-Canada High School, a party related through common ownership, in the amount of $106,386 (See note 9). Accounts receivable from Sino-Canada High School as at December 31, 2008, amounted to $3,045,717.

The Company had a loan to Sino-Canada High School (SCHS) in the amount of $23,630 as of December 31, 2008. The loan is unsecured, interest free and due on demand.

During the year ended December 31, 2007, the Company issued 6,000,000 shares of its common stock valued at $6,000 as compensation to its directors and secretary. These shares were recorded at the fair value.

NOTE 6- SHAREHOLDER’S EQUITY

The Company is authorized to issue 750,000,000 shares of common stock, US$0.0001 par value. The total number of shares of the Company’s Common Stock outstanding as of December 31, 2008 and December 31, 2007 are 364,317,353 and 55,647,264 respectively.

During the year ended December 31, 2008, the Company issued 6,474,510 shares of its common stock valued at $6,475 as compensation to its directors and secretary. These shares were recorded at the fair value.

During the year ended December 31, 2008, the Company issued 21,525,490 shares to settle debt amounting to $21,525. No gain or loss was recorded on this transaction.

During the year ended December 31, 2008, the Company issued 280,670,089 shares to acquire a subsidiary (See note 7). These shares were recorded at the fair value.

NOTE 7- ACQUISITION

On December 1, 2008, the Company completed the acquisition of 100% of equity interests in CLSC through issuance of 280,670,089 shares valued at $0.001 per share.

A summary of the assets acquired and liabilities assumed in the acquisition follows:

Estimated fair values:
Current Assets	$2,927,797
Long term Liabilities assumed	-
Net assets acquired	2,927,797
Consideration paid	280,760
Negative goodwill	(2,647,126)

The Company recorded negative goodwill as extraordinary gain on acquisition of CLSC under FASB 141 paragraph 189.

NOTE 8- INCOME TAX

As at years ended December 31, 2008 and December 31, 2007, the Company had a net operating income (loss) for tax purposes of approximately $2,420,493 and $(248,740), respectively. Part of the net operating profit carry forward includes $2,647,126 related to the extraordinary gain recorded on acquisition of a subsidiary, $22,107 income before extraordinary gain and $248,740 net operating loss from prior years.

Company’s subsidiary CLSC is incorporated under the laws of British Virgin Island and hence exempt from income tax.

U.S. Federal and State tax on the Company is zero due net losses for the years ended December 31, 2008 and 2007 on its US operations.

No tax is recorded on extraordinary gain under the U.S. income tax laws, as the tax will be applicable on the disposal of the subsidiary.

The gross deferred tax asset balance as of December 31, 2008 and December 31, 2007 was $113,350 and $96,134 respectively. A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured. Components of deferred tax asset are as follows:

	2008	2007

Deferred tax asset	$113,350	$96,134
Less: valuation allowance	(113,350)	(96,134)
	$-	$-

The following is a reconciliation of the income tax rate to the income taxes reflected in the Statement of Operations:

	2008	2007

U.S Federal tax rate	34%)	34%)
State tax rate – Exempt Nevada Corporation	--	---
Exempt from federal tax due to NOL carry-forward	(34)%-	(34)%
Effective tax rate	0%	0% -

Income tax expense for the year ended December 31, 2008 and 2007 is $0 and $0 respectively as the Company has net operating loss carry forward.

NOTE 9- COMMITTMENT

MANAGEMENT SERVICE AGREEMENT

On October 1, 2008, the Company signed an agreement with Sino-Canada High School to provide the education management service which is effective from October 1, 2008 to December 31, 2008. Following services were part of the agreement:

1)  Coordinate with assigned supervisor from Ministry of Education, British Columbia, Canada for business issues related to SCHS.
2)  Train Chinese teachers in English literature and culture
3)  Interview foreign teachers for SCHS whenever it may need.
4)  Apply with Canadian ministry of education for awarding diploma to SCHS’s graduating   students.
5)  Provide overseas management service in terms of communications, travel and staff compensation, etc.
6)  Assist SCHS’s graduating students in preparing application for admission to overseas universities
7)  Provide services related to student exchange program for SCHS.

Revenue from management fees is recognized after the services are provided to students, teachers, and supervisors. The management fee includes 1) fee at unit price of $146 per student per month for the three month periods ended December 31, 2008; and 2) fee which consisted of an annual fixed amount of $49,315 and amortized over 12 month periods for the three month periods ended December 31, 2008 plus a floating amount which is calculated at unit price of $7 per student per month for the three month periods ended December 31, 2008.

For the twelve month periods ended December 31, 2008, the Company recorded management service revenue in the amount of $106,386 (post acquisition).

NOTE 10 – DISCONTINUED OPERATION

Mega Pacific Capital Inc.

On November 14, 2008, the Company decided to distribute its ownership in Mega Pacific, a wholly owned subsidiary of the Company, to its registered shareholder on a pro rata basis.

The components of loss from operations related to the entity held for disposal for the period ended December 31, 2008 and 2007 are shown below.

	2008	2007

Net sales	$14,000	$12,000

Operating expenses:
Selling, general and administrative	40,363	39,436
Loss from operations	(26,363)	(27,436)
Net loss	$(26,363)	$(27,436)

Following is the summary of assets and liabilities of discontinued operations as of December 31, 2008 and 2007:

	2008	2007
Assets :
Current assets:
Accounts receivable	$15,350	$22,350

Liabilities :
Due to directors	$60,486	$30,286
Accrued expense	9,163	20,000
Total liabilities	$69,649	$50,286

SINO-CANADA HIGH SCHOOL

FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Sino-Canada High School

We have audited the accompanying balance sheets of Sino-Canada High School as of December 31, 2008 and 2007, and the related statements of operations, stockholders' equity, and cash flows for the two years period ended as at December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sino-Canada High School as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

During the year ended December 31, 2008, the Company received management services from Canada Learning System Corporation (CLSC). The management fees amounts to $2,562,900. This amount represents management fee payable to Canadian Learning Systems Corporation (the “CLSC”) to compensate CLSC’s education management service to the Company. CLSC is related to the Company through common ownership.

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The company has accumulated deficit of $3,995,194 at December 31, 2008 including a net loss of $1,013,225 and $68,160 for the years ended December 31, 2008 and 2007. These factors as discussed in Note 2 to the financial statements raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 8, the Company restated its financial statements for the year ended December 31, 2007.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
April 23, 2009

SINO-CANADA HIGH SCHOOL
BALANCE SHEETS
AS AT DECEMBER 31, 2008 AND 2007

ASSETS
	2008	2007
		(Restated)
CURRENT ASSETS:
Cash and cash equivalents	$46,887	$138,286
Due from related party	2,642,283	168,400
Prepaid expenses and other current assets	56,816	-
Total current assets	2,745,986	306,687

PROPERTY AND EQUIPMENT, net	6,253,356	6,225,317

LAND USE RIGHTS, net	675,803	650,426
TOTAL ASSETS	$9,675,145	$7,182,430

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Advance from students	$141,406	$83,598
Due to related party	4,275,300	1,585,409
Accrued expenses and other liability	153,359	175,723
Unearned revenue	2,528,232	1,907,305
Refundable deposit	-	95,308
Total current liability	7,098,297	3,847,343

LONG-TERM LIABILITY:
Refundable deposit	98,965	48,527

COMMITMENT

STOCKHOLDERS' EQUITY:
Capital	5,997,802	5,997,802
Accumulated deficit	(3,995,194)	(2,981,969)
Other comprehensive income	475,275	270,727
Total stockholders' equity	2,477,883	3,286,560
TOTAL LIABILITY & STOCKHOLDERS' EQUITY	$9,675,145	$7,182,430

The accompanying notes form an integral part of these financial statements.

SINO-CANADA HIGH SCHOOL
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008 & 2007

	2008	2007
		(Restated)

Net revenues	$3,543,604	$2,386,658
Cost of goods sold	1,256,833	1,037,796
Gross profit	2,286,772	1,348,862

Operating expenses
General and administrative expenses	398,130	170,979
Selling, marketing and advertising expense	448,708	105,359
Management fees - related party	2,562,900	959,775
Depreciation and amortization	345,863	326,161
Total operating expense	3,755,601	1,562,274

Loss from operations	(1,468,829)	(213,412)

Other income (expense):
Interest income (expense)	-	4,372
Other income (expense), net	456,997	140,880
Loss on disposal of property and equipment	(1,393)	-
Total other income (expense)	455,604	145,252

Net loss	(1,013,225)	(68,160)

Other comprehensive item:
Foreign currency translation gain	204,548	213,381

Net comprehensive income (loss)	$(808,677)	$145,221

The accompanying notes form an integral part of these financial statements.

SINO-CANADA HIGH SCHOOL
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,013,225)	$(68,160)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	345,863	326,161
Loss on disposal of property and equipment	1,393	-
(Increase) / decrease in current assets:
Advance to suppliers	(53,751)	20,375
Prepaid expenses and other assets	(2,183)	-
Increase / (decrease) in current liabilities:
Advance from students	51,388	41,515
Accrued expenses and other liability	(33,624)	112,207
Unearned revenue	485,301	569,365
Deposits	(53,674)	62,932
Net cash provided by (used in) operating activities	(272,512)	1,064,395

CASH FLOWS FROM INVESTING ACTIVITIES:
Due from related party	(2,424,366)	(161,699)
Disposal of property and equipment	7,900	-
Purchase of plant, property, and equipment	(35,527)	(302,781)
Net cash used in investing activities	(2,451,993)	(464,480)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to related party	2,543,420	(1,054,785)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(181,086)	(454,871)

FOREIGN CURRENCY TRANSLATION	89,686	96,009

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	138,286	497,149

CASH & CASH EQUIVALENTS, ENDING BALANCE	$46,887	$138,286

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-
Income tax paid	$-	$-

The accompanying notes form an integral part of these financial statements.

SINO-CANADA HIGH SCHOOL
STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 (RESTATED)

		Accumulated	Accumulated Other	Total
		Deficit	Comprehensive Income/(loss)	Stockholder's
	Capital	(Restated)	(Restated)	Equity

Balance, December 31, 2006	$5,997,802	$(2,913,809)	$57,346	$3,141,339

Translation adjustment	-	-	213,381	213,381

Net loss for the year ended December 31, 2007 - restated	-	(68,160)	-	(68,160)

Balance, December 31, 2007 - restated	5,997,802	(2,981,969)	270,727	3,286,560

Translation adjustment	-	-	204,548	204,548

Net loss for the year ended December 31, 2008	-	(1,013,225)	-	(1,013,225)

Balance, December 31, 2008	$5,997,802	$(3,995,194)	$475,275	$2,477,883

The accompanying notes are an integral part of these financial statements.

SINO-CANADA HIGH SCHOOL
NOTES TO FINANCIAL STATEMENTS

NOTE 1- ORGANIZATION AND DESCRIPTION OF BUSINESS

Sino-Canada High School (the “Company” or “SCHS”) was established in People’s Republic of China in 2003.

SCHS is a fully certified Canadian Offshore High School in China. It provides education service based on British Columbia, Canada and China High School Curriculum to its students. SCHS’s students are duly registered with ministry of education of both British Columbia as well as China, and are awarded with dual diploma from both countries upon graduation. Majority of SCHS’s graduating students entered into universities and colleges in European Union and North America.

The Company’s receives outbound education management services from Canada Learning System Corporation (CLSC), an offshore entity, related to its education business. CLSC is related to the Company through common ownership.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements are as follows:

Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  The Company’s functional currency is the Chinese Renminbi (RMB); however the accompanying financial statements have been translated and presented in United States Dollars ($). In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Use of Estimates
In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash equivalents
The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash and cash equivalents. The Company maintains its cash in bank deposit accounts. As of December 31, 2008 and 2007, cash and cash equivalent amounted to $46,887 and $138,286, respectively.

Property and Equipment
Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over useful lives of 5 to 45 years. The cost of assets sold or retired and the related amounts of accumulated depreciation are removed from the accounts in the year of disposal. Any resulting gain or loss is reflected in current operations.

Revenue Recognition
The Company recognizes its revenue in accordance with the Securities and Exchange Commissions (“SEC”) Staff Accounting Bulletin N0. 104 “Revenue Recognition in Financial Statements” (“SAB 104”). SAB 104 revises or rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. Revenue is recognized upon (i) the services are performed, (ii) collectability is probable and (iii) such revenues are contractually nonrefundable.

The Company derives its revenue from tuition fees and application fees. Tuition fees is collected in advance on or before new semesters started. Tuition fee is recognized as revenue proportionately as the instructions are delivered. Tuition fees paid in advance are recorded as unearned revenue. Company receives application fees from students to appear for the aptitude test before the admission is granted. This application fees is a one time, non refundable fees. Therefore, application fees is collected and recognized as revenue upon receipt of the fees.

Unearned Revenue
The Company received the tuition fee from students in advance every year in September. The tuition fee income is recognized over twelve month period. As at December 31, 2008 and 2007, the Company recorded unearned revenue of $2,528,232 and $1,907,305, respectively.

Other income
The Company records other income on various services provided to the students, i.e. uniform fee, registration fee, meal, utilities, school bus fee, insurances, book fee, etc. Most of the other fees are collected together with the tuition at the beginning of each semester year. The difference between the amount received from the student and the amount paid to the vendor is recognized as ‘other various services’ income at the time when payment is made to the vendor. As at December 31, 2008 and 2007, other income amounted to $455,604 and $145,252, respectively.

Foreign Currency Translation
As of December 31, 2008, the accounts of the Company were maintained, and their financial statements were expressed in their local currencies. Such consolidated financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," with the Chinese Renminbi (RMB) as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income”.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity and amounted to $204,548 and $213,381 as of December 31, 2008 and 2007, respectively.

Income Taxes
The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Statement of Cash Flows
In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent Pronouncements
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51". The objective of this statement is to establish new accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on the financial statements.

In March 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, “Business Combinations.” This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after a company’s fiscal year beginning October 1, 2009.  While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009. Our management is currently evaluating the effect of this pronouncement on financial statements.

In May of 2008, FASB issued SFASB No.162, “The Hierarchy of Generally Accepted Accounting Principles”. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The Company does not believe this pronouncement will impact its financial statements.

In May of 2008, FASB issued SFASB No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60”. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. The Company does not believe this pronouncement will impact its financial statements.

On December 30, 2008 FASB issued FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises”. This FSP defers the effective date of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, for certain non-public enterprises as defined in paragraph 289, as amended, of FASB Statement No. 109, Accounting for Income Taxes, including non-public not-for-profit organizations. However, non-public consolidated entities of public enterprises that apply U. S. GAAP are not eligible for the deferral. Nonpublic enterprises that have applied the recognition, measurement, and disclosure provisions of Interpretation 48 in a full set of annual financial statements issued prior to the issuance of this FSP also are not eligible for the deferral. This FSP shall be effective upon issuance. The Company does not believe this pronouncement will impact its financial statements.

On January 12, 2009 FASB issued FSP EITF 99-20-01, “Amendment to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. The FSP shall be effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company does not believe this pronouncement will impact its financial statements.

Going concern
As shown in the accompanying financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit of $3,995,194 and $2,981,969 as of December 31, 2008 and December 31, 2007. In addition the Company has negative working capital. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The Company's need for working capital is a key issue for management and necessary for the Company to meet its goals and objectives. The Company continues to pursue additional capitalization opportunities. There is no assurance, however, that the Company will be successful in meeting its goals and objectives in the future.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: (1) acquire profitable operations, (2) look for merger opportunities, and (3) continue actively seeking additional funding to satisfy working capital requirements.

NOTE 3- RELATED PARTY TRANSACTION

As at December 31, 2008 and 2007, the company has amount due from related party $2,642,283 and $168,400 (restated), respectively and Due to related party $4,275,300 and $1,585,409 (restated), respectively.

As at December 31, 2008 and 2007, the Company owed Suzhou Fenghua Middle School $590,780 and $585,860 (resteated), respectively. The amount is unsecured, due on demand, and interest free. Suzhou Fenghua Middle School is related to the Company through common ownership. Both Suzhou Fenghua Middle School and the Company are 100% owned by Shanghai Fenghua Investment Group Co., Ltd (“SFIG”).

As at December 31, 2008 & 2007, Suzhou Huayu Real Estate Development Co (‘Suzhou Huayu”) owed $1,588,914 and $168,400 to the Company. The amount is unsecured, due on demand, and interest free. Suzhou Huayu Real Estate Development Co is related to the Company through common ownership. SFIG owns 96.25% equity interests in the share capital of Suzhou Huayu.

As at December 31, 2008, Shanghai Fenghua Investment Group Co., Ltd owed the Company $1,053,369.

As at December 31, 2008, the Company owned Fenghua Training Center $14,602. Fenghua Training Center is related to the Company through common ownership. SFIG owns 100% of Fenghua Training Center.

During the year ended December 31, 2008, the Company received management services from Canada Learning System Corporation (CLSC). The management fees charged during the year amounted to $2,562,900. This amount represents management fee charged by Canadian Learning Systems Corporation (the “CLSC”) for outbound education management service provided to the Company (See note 6). The balance of management fees outstanding as at December 31, 2008 and 2007 amounted to 3,669,918 and 999,549 respectively. CLSC is related to the Company through common ownership.

NOTE 4- PROPERTIES AND EQUIPMENT

The Company’s property and equipment as of December 31, 2008 and December 31, 2007 are as follows:

	2008	2007 (Restated)
Buildings	$7,534,343	$7,060,595
Land Improvements	508,055	476,109
Equipment & Machinery	1,444,720	1,363,131
Vehicle	98,720	92,513
Total	9,585,838	8,992,348

Less: Accumulated depreciation	3,332,482	2,767,031

Property and equipment, net	$6,253,356	$6,225,317

Depreciation expenses for the years ended December 31, 2008 and 2007 were $327,882 and $309,725, respectively.

NOTE 5- LAND USE RIGHTS

As per People's Republic of China's governmental regulations, the Government owns all land. However, the government grants the user a “land use right” (the Right) to use the land. The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of forty years.

The company acquired land use rights during the year ended December 31, 2005 for a total amount of $684,659. The land use right is for forty years. The intangible assets consist of the followings as of December 31, 2008 and 2007:

	2008	2007
Land use rights	$730,598	$684,659
Less: accumulated amortization	(54,795)	(34,233)
	$675,803	$650,426

Intangible assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2008 and 2007 the Company expects these assets to be fully recoverable.

Total amortization expenses for the years ended December 31, 2008 and 2007 amounted to $17,981 and $16,436 respectively. Amortization expenses for next five years are as follows:

2009	$17,981
2010	17,981
2011	17,981
2012	17,981
Thereafter	603,879
Total	$675,803

NOTE 6- COMMITMENT

MANAGEMENT SERVICE AGREEMENT

On January 1, 2008 the Company signed an agreement with Canada Learning System Corporation (a related party) to provide education management services. The agreement is effective from January 1, 2008 to which was expired in September 30, 2008. On October 1, 2008 Company signed a supplemental agreement for the three month period ended on December 31, 2008.  The following services were part of the agreement:

1) Coordinate with assigned supervisor from Ministry of Education, British Columbia, Canada for business issues related to SCHS.
2) Train Chinese teachers in English literature and culture.
3) Interview foreign teachers for SCHS whenever needed.
4) Apply with Canadian Ministry of Education for awarding diploma to SCHS’s graduating   students.
5) Provide overseas management service in terms of communications, travel and staff compensation, etc.
6) Assist SCHS’s graduating students in preparing application for admission to overseas universities.
7) Provide services related to student exchange program for SCHS.

Pursuant to the management service agreement between CLSC and SCHS, CLSC charged SCHS certain amount of management fee starting from January 1, 2008. The management fee included 1) fee at unit price of $400 and $158 per student per month for the nine month periods ended September 30, 2008 and for the twelve month periods ended December 31, 2007, respectively; and the unit price was changed from $400 to $146 per student per month for the three month periods ended December 31, 2008; and 2) fee which consisted of an annual fixed amount of $49,315 and $33,459 amortized over 12 month periods ended December 31, 2008 and December 31, 2007 respectively plus a floating amount which is calculated at unit price of $27 per student per month for the nine month periods ended September 30, 2008 and at unit price of $9 per students per month for the twelve month periods ended December 31, 2007; the floating unit price was changed from $27 to $7 per student per month for the three month period ended December 31, 2008. For the twelve month periods ended December 31, 2008 and 2007, the Company recorded management fees expense in the amount of $2,562,900 and $959,775 (restated), respectively.

NOTE 7- INCOME TAXES

The Company is registered in China and has operations in primarily tax jurisdictions. For certain operations in the PRC, the Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2008 and 2007. Accordingly, the Company has no net deferred tax assets.

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:
	2008	2007
Tax expense (credit) at statutory rate - US	34%	34%
Exempt from US income tax	-34%	-34%
Foreign income tax - PRC	25%	33%
Exempt from income tax due to net loss	-25%	-33%
Tax expense at actual rate	0%	0%

People’s Republic of China (PRC)

Pursuant to the PRC Income Tax Laws, the Company is generally subject to Enterprise Income Taxes ("EIT") at a statutory rate of 25%,.

As of December 31, 2008 and 2007, the Company had net operating loss carry forwards which can be carried forward 5 years to offset future taxable income. The deferred tax assets at December 31, 2008 consists mainly of net operating loss carry forwards and were fully reserved as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the net deferred tax assets for operation in PRC as of December 31, 2008 and 2007

	2008	2007 (Restated)
Net operation loss carry forward	$3,955,194	$2,981,969
Total deferred tax assets PRC	1,237,356	984,050
Less: valuation allowance	(1,237,356)	(984,050)
Net deferred tax assets	$-	$-

NOTE 8- RESTATEMENT

Subsequent to the issuance of the financial statement for the year ended December 31, 2007, the Company determined that certain transactions and presentations in the financial statements had not been accounted for properly. Following corrections have been identified:

1.	Expense in 2007 was understated by $48,248
2.	Property and equipment was understated by $121,952
3.	Due from related party increased to $168,400
4.	Due to related party was understated by $252,418

The Company restated its financial statements based on the above corrections as follows:

BALANCE SHEET
AS OF DECEMBER 31, 2007

	AS PREVIOUSLY	AS
	REPORTED	RESTATED

Due from related party	$-	$168,400
Total current assets	138,286	306,687

PROPERTY AND EQUIPMENT, net	6,103,365	6,225,317

Due to related party	1,332,991	1,585,409

Accumulated deficit	(3,011,980)	(2,981,868)
Other comprehensive income	262,803	270,727
Total stockholders' equity	3,248,626	3,226,560
TOTAL LIABILITY & STOCKHOLDERS' EQUITY	$6,892,078	$7,182,430

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	AS PREVIOUSLY	AS
	REPORTED	RESTATED

Operating expenses
General and administrative expenses	$4,209	$170,979
Selling, marketing and advertising expense	-	105,359
Management fees-related party	999,549	959,775
Depreciation and amortization	510,268	326,161
Total operating expnese	1,514,026	1,562,274

Loss from operations	(165,164)	(213,412)

Net loss	(19,911)	(68,160)

Foreign currency translation gain	209,701	213,381

Net comprehensive income	$189,790	$145,221

STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007

	AS PREVIOUSLY	AS
	REPORTED	RESTATED

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,911)	(68,160)
Depreciation and amortization	510,268	326,161
Net cash provided by operating activities	1,296,751	1,064,395

CASH FLOWS FROM INVESTING ACTIVITIES:
Due from related party	-	(161,699)
Net cash used in investing activities	(302,775)	(464,480)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to related party	(1,371,414)	(1,054,785)

NET DECREASE IN CASH &CASH EQUIVALENTS	(277,438)	(454,871)

FOREIGN CURRENCY TRANSLATION	18,576	96,009